                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

           We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 12, 2003, except for Note "Condensed Consolidating Financial Statements" as to which the date is June 26, 2003 and Note "Subsequent Events" as to which the date is August 12, 2003, in the Amendment No. 1 to Registration Statement (Form S-4 No. 333-109289) and in the related Prospectus of Bally Total Fitness Holding Corporation for the registration of $235 million of 10-1/2 % Senior Notes due 2011.

ERNST & YOUNG LLP

Chicago, Illinois
November 14, 2003